Exhibit 21-A
OTTER TAIL CORPORATION
Subsidiaries of the Registrant
February 27, 2009

Company	State of Organization

Otter Tail Energy Services Company, Inc.	Minnesota
Overland Mechanical Services, Inc.	Minnesota
Green Hills Energy, LLC	Minnesota
Sheridan Ridge I, LLC	Minnesota
Sheridan Ridge II, LLC	Minnesota
Otter Tail Assurance Limited	Cayman Islands
Varistar Corporation	Minnesota
Northern Pipe Products, Inc.	North Dakota
Vinyltech Corporation	Arizona
T.O. Plastics, Inc.	Minnesota
St. George Steel Fabrication, Inc.*	Utah
DMI Industries, Inc.	North Dakota
DMI Canada, Inc.	Ontario, Canada
BTD Manufacturing, Inc.	Minnesota
Miller Welding & Iron Works, Inc.	Minnesota
ShoreMaster, Inc.	Minnesota
Galva Foam Marine Industries, Inc.	Missouri
Shoreline Industries, Inc.	Minnesota
Aviva Sports, Inc.	Minnesota
ShoreMaster Costa Rica, Limitada	Costa Rica
DMS Health Technologies, Inc.	North Dakota
DMS Imaging, Inc.	North Dakota
DMS Imaging Partners, LLC*	Delaware
DMS Imaging Partners II, LLC*	Delaware
DMS Leasing Corporation*	North Dakota
Midwest Construction Services, Inc.	Minnesota
Aerial Contractors, Inc.	North Dakota
Moorhead Electric, Inc.	Minnesota
Lynk3 Technologies, Inc	Minnesota
Ventus Energy Systems, Inc.	Minnesota
Foley Company	Missouri
Chassis Liner Corporation*	Minnesota
E. W. Wylie Corporation	North Dakota
Idaho Pacific Holdings, Inc.	Delaware
Idaho-Pacific Corporation	Idaho
Idaho-Pacific Colorado Corporation	Delaware
AWI Acquisition Company Limited	Prince Edward Island, Canada
AgraWest Investments Limited	Prince Edward Island, Canada

*	Inactive